Industry Veterans Join AllDigital Board of Directors

Philip N. Kaplan and Leonard Wanger Bring Deep Operations and Technology Growth Experience

IRVINE, CA—April 30, 2015 (GLOBE NEWSWIRE) — AllDigital Holdings, Inc. (“AllDigital”) (ADGL) is pleased to announce the addition of two new board members, with industry veteran Philip N. Kaplan joining as board chairman, and hedge fund manager Leonard Wanger joining as board member and audit committee chair. They join AllDigital’s board at an important time when management looks to complete its fundraising and the company’s strategic shift to a high-growth, recurring revenue-based business model.

“When I took over as CEO of AllDigital last year, it was my pledge to recruit the very best, most talented and relevant leaders to join AllDigital’s board of directors. Both Phil and Len have the background, experience and career success necessary to help take AllDigital to the next level and beyond. Phil will become our Chairman of the Board and Len will provide leadership on the finance and audit committees. As we move forward with our product pivot to focus on AllDigital Brevity, it’s a huge benefit to have the active participation of such experienced business and technology leaders,” said Michael F. Linos, CEO and President of AllDigital.

“I believe the AllDigital team has positioned itself well to give its clients breakthrough file transport and formatting capabilities. I look forward to working with Len Wanger to support Michael Linos and the AllDigital team in building the company’s scale and value, as we have done together before,” said Mr. Kaplan.

“I’m excited to join the board and to support a talented AllDigital team as it looks to execute on a number of critical initiatives,” said Mr. Wanger.

Further background on Mr. Kaplan and Mr. Wanger follows.

Philip N. Kaplan

Mr. Kaplan has over 25 years diverse business operations expertise in early-stage and high growth technology companies. He has overseen as principal executive more than twelve M&A transactions and four successful exits from both publicly traded and privately held companies. He has served for over a decade as a board member for public and private technology growth companies.

Mr. Kaplan currently serves as the managing partner of two family businesses in the technology consulting and residential real estate sectors, and as board member of online action sports company Surfline.com. He most recently served as CEO of dbtech, a private equity owned healthcare IT company. Previously, Mr. Kaplan served as an executive officer of three different NASDAQ-listed technology companies, including Chief Operating Officer and board member of healthcare IT company Quality Systems, Inc. (NASDAQ: QSII), Chief Strategy Officer of Internap Network Services Corporation (NASDAQ: INAP), and President and Chief Operating Officer of VitalStream (NASDAQ:VSTH), which Mr. Kaplan co-founded and sold to Internap Network Services Corporation.

Leonard Wanger

Mr. Wanger is an experienced hedge fund manager and a successful investor and operator with more than 25 years of experience at founding, funding, and exiting from emerging technology companies. He has more than 5 years of experience as a board member of publicly traded companies, including 5 years as audit committee financial expert. He was a director and chairman of the audit committee at VitalStream.

Mr. Wanger was a portfolio manager and securities analyst at William Harris Investors and has served as an outside advisor to Acorn Funds and Wanger Asset Management, providing analysis on companies in software, computer graphics, and biotechnology. He served as Director of Engineering for MDL Information Systems (a Reed Elsevier company), and as Director of Engineering for Interactive Simulations, Inc., a venture-backed start-up providing molecular modeling software for the pharmaceutical industry that was purchased by MDL in 1999.

Current AllDigital board members David Williams and Mark Walsh will be stepping down from the board concurrent with Messrs. Kaplan and Wanger joining the board such that the AllDigital board of directors will remain its current size of 4 board members.

About AllDigital

AllDigital engineers software and hardware solutions to accelerate and optimize the distribution of digital video. AllDigital is the developer of AllDigital Brevity, a software and hardware-based solution designed to move digital video files at high speeds, with patented technology to optimize the digital workflow by encoding digital video files during high-speed transmission.

For more information about AllDigital (OTCBB: ADGL) visit www.alldigital.com.

Contact Information:   Email: ir@alldigital.com      Phone: 949.250.0701 x101

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including management completing its fundraising, the company’s strategic shift to a high-growth, recurring revenue-based business model, and management’s position that the additional board members have the background and experience necessary to help take AllDigital to the next level and beyond, are forward looking statements that involve a number of risks and uncertainties. The actual future results and performance of AllDigital and AllDigital Brevity could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, unexpected product implementation delays; adverse economic and market conditions; lack of capital necessary to fund new product development; the inability to achieve operational improvements; and other events, factors and risks previously and from time to time disclosed in AllDigital’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in AllDigital’s Form 10-K filed with the Securities and Exchange Commission on April 20, 2015. AllDigital expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in expectations or results or any change in events.